On August 21, 2007, Drayton Richdale Corp. (OTC: DRYN) acquires 100% of all the outstanding shares of PetroStrata Corporation, privately held in Nevada, with operations in Southern California and Texas. The structure of the $20 Million purchase involved the combined issuance of SEC 144-Restricted DRYN common shares and a $15 Million DRYN Convertible Debenture over five years at 10% per annum to the benefit of current PetroStrata Corporation shareholders. PetroStrata utilizes cutting edge technology, to include but not limited to, providing perimeter security for the petroleum industry infrastructures such as oil and gas pipelines and refineries.

The company will target international high terrorist risk petroleum industry installations in the Middle East, Europe and the Far East to provide each facility with proprietary security technology. Additionally, PetroStrata PetroSeeker Technology is in beta test development for micro-bore hole field exploration for improved oil recovery process and maximum recovery efficiency.
 PetroStrata has commitments for oil & gas exploration programs in Wyoming and Texas. Other strategic oil and gas fields located in California are in negotiations. Concurrently Drayton Richdale Corp. appointed a new director, Mr. Howard Wilkinson, President of PetroStrata Corporation.